Exhibit 99.1

Contact: West Marine, Inc.

Russell Solt, Exec. Vice President and

Chief Financial Officer

(831) 761-4229

WEST MARINE REPORTS FIRST QUARTER RESULTS

WATSONVILLE, CA, April 17, 2003—West Marine, Inc. (Nasdaq: WMAR) today reported net sales for the quarter ended March 29, 2003 of $111.1 million, which includes the net sales of 62 newly acquired BoatU.S. stores, up 14.4% from $97.2 million in 2002. Comparable store net sales decreased 10.2% from 2002. Net loss for the quarter was ($6.1 million), or ($0.32) per share, compared to a net loss of ($2.4 million), or ($0.13) per share, a year ago.

Excluding $2.8 million in pre-tax costs related to the acquisition of certain BoatU.S. operations, or $0.09 per share after-tax, net loss for the quarter is ($4.4 million), or ($0.23) per share. Acquisition-related costs include $0.9 million for incremental costs incurred to integrate the newly acquired operations and $1.9 million for early debt extinguishment costs incurred to finance the acquisition.

John Edmondson, West Marine’s chief executive officer, stated, “Our operational execution was very good in the first quarter. We completed the integration of our BoatU.S. acquisition ahead of schedule.”

“Weather was clearly a factor in the first quarter when compared to a mild winter last year. The economy clearly affected our more discretionary product lines such as electronics.”

“Based upon a disappointing start in April, we remain cautious about sales trends in the second quarter. Our current estimate for comparable store sales is –3% for the quarter. However, we continue to experience a positive gross margin trend. As a result we are comfortable with the current consensus estimate of $1.03 earnings per share for the second quarter.”

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel with 325 stores (including 62 acquired BoatU.S. stores) in 38 states, Puerto Rico and Canada, and more than $500 million in annual sales. The Company’s highly successful Catalog and Internet channels offer customers approximately 50,000 products—far more than any competitor—and the convenience of being able to exchange Catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

West Marine’s new initiatives for 2003 include opening more new stores in Canada and opening more West Marine Express stores, which are smaller format stores located next to marinas. In January 2003, West Marine acquired all 62 BoatU.S. retail stores, as well as its catalog and wholesale operations.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as the Company and its competitors open new stores, the impact of the Internet on the supply chain, weather-related issues, the level of consumer spending on recreational water sports and boating supplies and other risk factors disclosed from time to time in the Company’s SEC filings.

Comparable store sales are defined as sales from stores where selling square footage did not change by more than 40% in the previous thirteen months and that have been open at least thirteen months.

West Marine, Inc.

Condensed Consolidated Statements of Operations

For the quarters ended March 29, 2003 and March 30, 2002

(Unaudited, in thousands except per share amounts)

	March 29, 2003		March 30, 2002
Net sales	$111,148	100.0%	$97,166	100.0%
Cost of goods sold, including buying and occupancy	81,395	73.2%	72,052	74.2%

Gross profit	29,753	26.8%	25,114	25.8%
Selling, general and administrative expenses	35,306	31.8%	28,055	28.8%
Acquisition integration costs	909	0.8%

Loss from operations	(6,462)	–5.8%	(2,941)	–3.0%
Interest expense	1,627	1.5%	1,085	1.1%
Loss on extinguishment of debt	1,902	1.7%

Loss before taxes	(9,991)	–9.0%	(4,026)	–4.1%
Benefit for income taxes	3,896	3.5%	1,590	1.6%

Net loss	$(6,095)	–5.5%	$(2,436)	–2.5%

Net loss per common and common equivalent share—(basic & diluted)	($0.32)		($0.13)

Weighted average common and common equivalent shares outstanding—(basic & diluted)	19,344		18,487

Stores open at the end of period	325		244

WEST MARINE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	Mar. 29, 2003	Dec. 29, 2002	Mar. 30, 2002
ASSETS
Current assets:
Cash	$8,217	$4,722	$6,667
Accounts receivable, net	7,117	5,577	6,209
Merchandise inventories, net	309,163	221,248	214,549
Prepaid expenses and other current assets	22,134	16,955	12,496

Total current assets	346,631	248,502	239,921

Property and equipment, net	82,646	74,320	74,029
Intangibles and other assets, net	56,951	35,665	35,361

Total assets	$486,228	$358,487	$349,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,450	$47,723	$38,225
Accrued expenses	19,523	20,706	9,613
Deferred current liabilities	3,510	3,510	3,825
Line of credit and current portion of long-term debt	432	8,625	8,778

Total current liabilities	105,915	80,564	60,441

Long-term debt	154,993	48,731	87,006
Deferred items and other non-current obligations	7,152	7,128	5,837

Total liabilities	268,060	136,423	153,284

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 19,463,776 at March 29, 2003, 19,270,957 at December 28, 2002, and 18,931,037 at March 30, 2002	19	19	19
Additional paid-in capital	130,953	128,933	124,272
Retained earnings	87,196	93,112	71,736

Total stockholders’ equity	218,168	222,064	196,027

Total liabilities and stockholders’ equity	$486,228	$358,487	$349,311